EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-18945, 333-90524, and 333-143158) on Form S-8 of our report dated March 25, 2009, relating to the Craft Brewers Alliance, Inc. (formerly Redhook Ale Brewery, Inc.) financial statements appearing in this Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ Moss Adams LLP
Seattle, Washington
March 25, 2009